UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	October 1, 2014

SEACOAST BANKING CORPORATION OF FLORIDA
(Exact Name of Registrant as Specified in its Charter)

Florida	000-13660	59-2260678
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

815 Colorado Avenue, Stuart, Florida	34994
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(772) 287-4000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On October 1, 2014, Seacoast Banking Corporation of Florida, or Seacoast, furnished a Current Report on Form 8-K to report the completion of its previously announced transaction as described in the Agreement and Plan of Merger dated April 24, 2014, as amended (the “Agreement”) with The BANKshares, Inc., or BANKshares, whereby BANKshares merged with and into Seacoast. Simultaneously with the merger of BANKshares with and into Seacoast, BANKshares’s subsidiary bank, BankFIRST, merged with and into Seacoast’s wholly owned subsidiary bank, Seacoast National Bank, or SNB.

This Amendment No. 1 on Form 8-K/A amends and supplements the disclosures provided in Items 2.01 and 9.01 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2014 by providing additional financial statements for BANKshares and its subsidiaries. Included in this report are unaudited financial statements for the three and six month periods ended June 30, 2013 and June 30, 2014, and the audited consolidated financial statements for the fiscal years ended December 31, 2010 and 2011. The unaudited financial statements for BANKshares for the periods ended March 31, 2014 and March 31, 2013, and the audited financial statements for the periods ended December 31, 2012 and 2013 are included in Seacoast’s Registration Statement on Form S-4, filed on June 6, 2014, as amended (File No. 333-196575). Seacoast’s financial statements for the applicable periods have been previously filed with the Securities and Exchange Commission, as noted herein in Item 9.01(a) “Discussion.” Except as otherwise provided herein, the other disclosures made in the Current Report filed on October 1, 2014 remain unchanged. The Company does not anticipate that it will further amend this Current Report.

Statements made in this amendment, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding Seacoast’s expectations concerning its financial condition, operating results, cash flows, liquidity and capital resources, including the effects of the BANKshares acquisition and the final determination of the assets and liabilities acquired and their respective valuations. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under the captions “Special cautionary notice regarding Forward-Looking Statements,” “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Seacoast’s Annual Report on Form 10-K for the year ended December 31, 2013 or in its Form 10-Q for the quarter ended September 30, 2014.

Item 2.01.	Completion of Acquisition of Assets

On October 1, 2014 Seacoast completed its previously announced merger transaction with Bankshares as set forth in the Agreement, whereby BANKshares merged with and into Seacoast. Simultaneously with the merger of BANKshares with and into Seacoast, BANKshares’s subsidiary bank, BankFIRST merged with and into SNB.

Pursuant to the terms of the Agreement, Seacoast purchased approximately $378.8 million of loans. The estimated fair market value of the loans was approximately $365 million or 96% of their outstanding unpaid principal balance.

Of the total loans acquired, management identified approximately $12 million of loans with credit deficiencies. All loans that were on non-accrual status and all other loan relationships identified as impaired as of the acquisition date were considered by management to be credit impaired and will be accounted for pursuant to ASC Topic 310-30. The table below summarizes the total contractually required principal and interest cash payments, management’s estimate of expected total cash payments and fair value of the loans as of October 1, 2014 for purchased credit impaired loans. Contractually required principal and interest payments have been adjusted for estimated prepayments. Amounts are in thousands of dollars.

Contractually required principal and interest	$12,057
Non-accretable difference	(970)
Cash flows expected to be collected	11,087
Accretable yield	(2,606)
Total purchased credit-impaired loans acquired	$8,481

The table below presents information with respect to the fair value of acquired loans and other interest earning assets, as well as their unpaid principal balance (“Book Balance”) at acquisition date, contractual term and average contractual yield as of the October 1, 2014 acquisition date. Amounts are in thousands of dollars.

	Oct. 1, 2014		weighted average	average contractual	effective
(Dollars in thousands)	Book Balance	Fair Value	months to maturity	interest rate	interest rate
Interest bearing deposits at Federal Reserve Bank	$86,273	$86,273	-	0.25%	0.25%
Available for sale securities	85,355	85,355	42	1.89%	1.89%
Loans:
Single family residential real estate	50,768	49,184	155	4.67%	4.78%
Commercial real estate	229,859	224,837	77	5.03%	5.16%
Construction/development/land	30,994	27,442	76	4.78%	4.88%
Commercial loans	52,458	51,479	32	9.33%	9.50%
Consumer and other loans	3,647	3,568	20	4.78%	4.90%
Purchased credit-impaired	11,087	8,481	66	5.32%	5.43%
Total loans	378,813	364,989	80	5.56%	5.59%
Total earning assets	550,441	536,617	62	4.16%	4.22%

Seacoast acquired 12 branches from BANKshares of which 11 are owned and 1 branch is leased. The estimated fair value of the branches acquired total approximately $12.5 million. Of the 12 branches acquired, Seacoast intends to operate all 12 branches and consolidate two of its existing branches with one of the acquired offices.

The following is a schedule of estimated fair value of minimum future lease payments pursuant to the operating lease assumed by Seacoast that will continue to be operated as of the October 1, 2014 acquisition date. Amounts are in thousands of dollars.

3 months ending December 31, 2014	$74
Year 2015	295
Year 2016	295
Year 2017	295
Year 2018	295
Thereafter	467
Total	$1,721

In the acquisition, Seacoast acquired $516.3 million in deposits at book value. In its assumption of the deposit liabilities, it is believed that these deposits have an intangible value. Management applied ASC Topic 805, which prescribes the accounting for goodwill and other intangible assets such as core deposit intangibles, in a business combination. Seacoast preliminarily determined the estimated fair value of the core deposit intangible asset totaled $7.5 million, which will be amortized utilizing the straight line amortization method over an estimated economic life not to exceed ten years. In determining the valuation amount, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates and age of deposit relationships.

Future amortization of this core deposit intangible asset over the estimated life will decrease results of operations, net of any potential tax effect. Since amortization is a non-cash item, it will have no effect upon future liquidity and cash flows. For the calculation of regulatory capital, core deposit intangible asset is disallowed and is a reduction to equity capital. Seacoast expects that disallowing this intangible asset should not materially adversely affect Seacoast’s regulatory capital ratios.

The core deposit intangible asset is subject to significant estimates by management related to the value and the life of the asset. These estimates could change over time. Seacoast will review the valuation of this asset periodically to ensure that no impairment has occurred. If any impairment is subsequently determined, Seacoast will record the impairment as an expense in its consolidated statement of operations.

Other Real Estate Owned

As part of the acquisition, Seacoast acquired OREO with a fair value less estimated selling expenses of $2.8 million that BankFIRST obtained through foreclosure and repossession. Fair value estimates were based on current appraisals (appraisals less than one year old).

Management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past. The BankFIRST acquisition was attractive to Seacoast for a variety of reasons including the following:

•	attractiveness in the pricing of the acquired loans;

•	ability to increase Seacoast’s market share in central Florida;

•	attractiveness of core deposit customer relationships;

•	opportunities to enhance income and efficiency as Seacoast expects to enhance income by centralizing certain duties and processes and removing duplications of effort thereby taking advantage of economies of scale.

Based on these and other factors, Seacoast believes that the BankFIRST acquisition will have an immediate positive impact on its earnings.

The total assets acquired, excluding goodwill, represents approximately 23% of pro forma total assets, excluding goodwill, as of June 30, 2014, and total deposits assumed, approximately $516 million, represents approximately 22% of pro forma total deposits reported as of June 30, 2014. Seacoast believes that the transaction will improve net interest income, as Seacoast earns more from interest earned on its loans and investments than it pays in interest on deposits.

Liquidity and Capital Resources

The BANKshares acquisition enhanced the liquidity position of Seacoast. Seacoast acquired $53.3 million of cash and cash equivalents. This addition to Seacoast’s balance sheet represents additional support for Seacoast’s liquidity needs.

Deposits with an estimated fair value of $516 million were also assumed. Of this amount approximately 39% is in noninterest bearing deposits, 42% is in money market and savings accounts and the remainder is in certificates of deposit accounts.

In the BANKshares acquisition, Seacoast also assumed Trust Preferred Securities totaling $14.4 million issued by BANKshares that qualify for Tier 1 capital. Interest payments are due quarterly at a weighted average rate of LIBOR plus 2.45% on the trust preferred securities. Seacoast estimated the fair value of these to be approximately $10.9 million at the October 1, 2014 acquisition date.

At December 31, 2013, Seacoast and SNB were considered “well-capitalized” based on calculations of relevant regulatory ratios. Seacoast, SNB, BANKshares and BankFIRST had the following capital ratios at June 30, 2014.

	regulatory guideline amounts to be considered	Actual at June 30, 2014
	well capitalized	Seacoast	SNB	BANKshares	BankFIRST
Tier 1 leverage ratio	5.0%	11.0%	9.8%	11.9%	11.2%
Tier 1 risk based ratio	6.0%	17.8%	16.0%	16.6%	15.7%
Total risk based ratio	10.0%	19.1%	17.2%	17.8%	16.9%

The acquisition of BANKshares did not have a material adverse effect on Seacoast’s regulatory capital ratios. Seacoast and SNB remain “well-capitalized” after taking into consideration the results of the merger.

Seacoast recognized goodwill on this acquisition of approximately $22 million. Goodwill represents the excess of the fair value of the consideration transferred over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Fair value estimates are based on the information available, and are subject to change for up to one year after the closing date of the acquisition as additional information relative to acquisition date fair values becomes available. Fair values are preliminary estimates due to pending appraisals on loans, other real estate owned, and core deposit intangible valuation.

The foregoing summary is not complete and is qualified in its entirety by reference to the full text of the Agreement, incorporated by reference to Exhibit 2.1 to Seacoast’s Registration Statement on Form S-4 (File No. 333-196575) and amendments thereto.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired

Discussion

As set forth in Item 2.01 above, on October 1, 2014, Seacoast acquired all of the assets and assumed all of the deposits and other liabilities of BANKshares and BankFIRST pursuant to the Agreement. A narrative description of the anticipated effects of the BANKshares acquisition (the “Acquisition”) on Seacoast’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of Seacoast, which have been filed with the Securities and Exchange Commission. These are listed below, along with the Report of Independent Registered Public Accounting Firm, the Consolidated Financial Statements of BANKshares which comprise the Consolidated Balance Sheets as of December 30, 2013 and 2012, and the related Consolidated Statements of Operations, Comprehensive Loss, Changes in Stockholders’ Equity, and Cash Flows for each of the three years in the period ended December 31, 2013, and the related Notes to the Consolidated Financial Statements which are incorporated by reference to Seacoast’s Registration Statement on Form S-4 (File No. 333-196575) and amendments thereto and the audited consolidated financial statements of The BANKshares, Inc. comprised of the consolidated balance sheets at December 31, 2011 and 2010, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years then ended, and the notes related thereto are attached hereto as Exhibit 99.1.

•	Report of Independent Registered Public Accounting Firm, the audited Consolidated Balance Sheets as of December 31, 2013 and 2012, and the related Consolidated Statements of Income and Comprehensive Income (Loss), Changes in Stockholders’ Equity, and Cash Flows for each of the three years ending December 31, 2013, 2012 and 2011, and the Notes to the Consolidated Financial Statements. Incorporated by reference to Seacoast’s Annual Report on Form 10-K for the year ending December 31, 2013, filed on March 17, 2014.

•	Seacoast’s unaudited Condensed Consolidated Balance Sheet as of March 31, 2014, and the related Condensed Consolidated Statements of Income and Comprehensive Income, Changes in Stockholders’ Equity, and Cash Flows for the three month periods ending March 31, 2014 and 2013, and the related Notes to the Condensed Consolidated Financial Statements. Incorporated by reference to Seacoast’s Quarterly Report on Form 10-Q for the period ending March 31, 2014, filed on May12, 2014.

•	Seacoast’s unaudited Condensed Consolidated Balance Sheet as of June 30, 2014, and the related Condensed Consolidated Statements of Income and Comprehensive Income for the six months and three months ending June 30, 2014 and 2013, Changes in Stockholders’ Equity, and Cash Flows for the six month period ending June 30, 2014 and 2013, and the related Notes to the Condensed Consolidated Financial Statements. Incorporated by reference to Seacoast’s Quarterly Report on Form 10-Q for the period ending June 30, 2014 filed on August 11, 2014.

•	Seacoast’s unaudited Condensed Consolidated Balance Sheet as of September 30, 2014, and the related Condensed Consolidated Statements of Income and Comprehensive Income for the nine months and three months ending September 30, 2014 and 2013, Changes in Stockholders’ Equity, and Cash Flows for the six month period ending September 30, 2014 and 2013, and the related Notes to the Condensed Consolidated Financial Statements. Incorporated by reference to Seacoast’s Quarterly Report on Form 10-Q for the period ending September 30, 2014 filed on November 10, 2014.

Seacoast’s primary reasons for the transaction were to further solidify its market share in the central Florida market and expand its customer base to enhance deposit fee income and leverage operating cost through economies of scale. The acquisition increased Seacoast’s total assets and total deposits by approximately 29% and 29%, respectively, as compared with the balances at June 30, 2014, and is expected to positively affect Seacoast’s operating results to the extent Seacoast earns more from interest earning assets than it pays in interest on its interest bearing liabilities. The ability of Seacoast to successfully collect interest and principal on the loans acquired will also impact cash flows and operating results.

Seacoast estimated the acquisition date fair value of the acquired assets and assumed liabilities in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (ASC Topic 805) and ASC Topic 820, Fair Value Measurements. However, the amount that Seacoast realizes on these assets may differ materially from these carrying values primarily as a result of changes in the timing and amount of collections on the acquired loans in future periods.

Calculation of Acquisition Consideration

Under the terms of the definitive agreement, Seacoast issued 0.4975 Seacoast shares for each share of BANKshares common and preferred stock, or a total of approximately 7.03 million shares of common stock to BANKshares’s shareholders. Based on Seacoast’s closing stock price of $10.93 on September 30, 2014, the transaction was valued at approximately $77 million.

Approximate shares to be issued	7,025
Price per share	$10.93
Calculated purchase price	$76,788

Estimated Acquisition Consideration Allocation

Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of BANKshares based on the estimated fair values as of the closing of the merger. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation is based on estimates, assumptions, valuations, and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the acquisition consideration allocation unaudited pro forma adjustments will remain preliminary until Seacoast management determines the final acquisition consideration and the fair values of assets acquired and liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the completion of the merger and will be based on the value of the Seacoast common stock in accordance with the merger agreement. The final amounts allocated to assets acquired and liabilities assumed could differ from the amounts presented in the unaudited pro forma combined consolidated financial statements.

The total acquisition consideration as shown in the table above is allocated to BANKshares’ tangible and intangible assets and liabilities as of June 30, 2014 based on their preliminary estimated fair values as follows. Amounts are in thousands of dollars.

Cash and cash equivalents	$53,276
Investment securities	146,844
Loans	365,454
Loans available for sale	235
OREO (foreclosed assets)	2,896
Bank premises and equipment	12,511
Other assets	17,740
Core deposit intangible assets	7,500
Goodwill	22,256
Deposits	(515,663)
Other borrowings	(22,943)
Junior sub debt	(10,826)
Other liabilities	(2,492)

Total Preliminary Estimated Acquisition Consideration	$76,788

Approximately $7,500 has been preliminarily allocated to amortizable intangible assets acquired. The amortization related to the preliminary fair value of net amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined financial statements.

Identifiable intangible assets. The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. The preliminary allocation to intangible assets is allocated to core deposit intangibles.

Goodwill. Goodwill represents the excess of the preliminary estimated acquisition consideration over the preliminary fair value of the underlying net tangible and intangible assets. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and intangible assets are the skill sets, operations, customer base and organizational cultures that can be leveraged to enable the combined Seacoast to build an enterprise greater than the sum of its parts. In accordance with ASC Topic 350, Intangibles—Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, Seacoast will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

SEACOAST BANKING CORPORATION OF FLORIDA AND BANKshares

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

June 30, 2014

(Dollars in thousands, except share data)

The following unaudited pro forma combined condensed balance sheet combines the consolidated historical balance sheet of Seacoast and BANKshares assuming the companies had been combined as of June 30, 2014 on a purchase accounting basis.

	Seacoast Banking Corporation of Florida	BANKshares	Pro Forma Adjustments		Pro Forma Combined

Cash & Due from Banks	$40,175	$42,537	$		$82,712

Interest Bearing Balances	113,855	10,739			124,594

Securities	674,851	146,844			821,695
Loans Available for Sale	18,129	235			18,364
Loans	1,335,192	380,550		(15,096)	1,700,646
Allowance for Loan Losses	(18,140)	(5,550)		5,550	(18,140)
Net Loans	1,317,052	375,000		(9,546)	1,682,506
Bank Premises & Equipment	34,653	22,397		(9,886)	47,164
Goodwill	0	72,595		(50,339)	22,256
Deposit Base Intangible	326	2,693		4,807	7,826
OREO	6,198	3,551		(655)	9,094
Other Assets	88,917	11,396		6,344	106,657

Total Assets	$2,294,156	$687,987		$(59,275)	$2,922,868

Deposits	1,805,537	515,663			2,321,200
Federal Funds Purchased and Securities Sold under Agreement to Repurchase	141,662	22,943			164,605
Junior sub debt	53,610	14,434		3,608	64,436
FHLB Debt	50,000	0			50,000
Other Liabilities	8,908	2,492			11,400
Total Liabilities	2,059,717	555,532		3,608	2,611,641

Preferred Stock	0	15		15	0
Common Stock	2,599	126		126	3,302
				(703)
Additional Paid-In Capital	302,088	135,286		135,286	378,173
				(76,085)
Accumulated deficit	(66,478)	(3,413)		(3,413)	(66,478)
Treasury stock	(54)	0			(54)
Accumulated other comprehensive income	(3,716)	441		441	(3,716)
Total Shareholders' Equity	234,439	132,455		55,667	311,727

Liabilities & Equity	$2,294,156	$687,987		$59,275	$2,922,868

See notes to the unaudited pro forma combined financial information.

SEACOAST BANKING CORPORATION OF FLORIDA AND BANKshares

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

Six Months Ended June 30, 2014

(Dollars in thousands, except share data)

The following unaudited pro forma combined condensed statement of income combines the consolidated historical statement of income of Seacoast and BANKshares assuming the companies had been combined as of January 1, 2014 on a purchase accounting basis.

	Seacoast Banking Corporation of Florida	BANKshares	Pro Forma Adjustments		Pro Forma Combined

Interest on and Dividends on Securities	$7,084	$1,552	$		$8,636
Interest and Fees on Loans	27,901	10,330		300	38,531
Interest on federal funds sold and other investments	514	13			527
Total Interest Income	35,499	11,895		300	47,694

Interest on Deposits	1,171	577			1,748
Interest on Borrowed Money	1,382	217			1,599
Total Interest Expense	2,553	794			3,347

Net Interest Income	32,946	11,101		300	44,347
Provision for Loan Losses	(2,179)	363		200	(1,616)
Net Interest Income After Provision for Loan Losses	35,125	10,738		100	45,963

Total Noninterest Income	11,471	1,450			12,921

Total Noninterest Expenses	39,466	10,121		(2,750)	46,837
Reduced Depreciation				(100)	(100)
Amortization of Core Deposit Intangible				576	576
Income Before Income Taxes	7,130	2,067		2,374	11,571
Provision for Income Taxes	2,913	780		912	4,605

Net Income	$4,217	$1,287		$1,462	$6,966

PER COMMON SHARE
Net Income, Diluted	$0.16	$0.09			$0.21
Net Income, Basic	$0.16	$0.09			$0.21

Average Diluted Shares Outstanding, Diluted	25,828,391	14,251,000		(7,221,000)	32,858,391
Average Basic Shares Outstanding, Basic	25,659,159	14,251,000		(7,221,000)	32,689,159

See notes to the unaudited pro forma combined financial information.

Note 1—Unaudited Pro Forma and Acquisition Accounting Adjustments

The unaudited pro forma financial information is not necessarily indicative of what the financial position actually would have been had the merger been completed at the date indicated. Such information includes adjustments which are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor necessarily indicative of the financial position of the post-merger periods.

The following unaudited pro forma adjustments result from accounting for the merger, including the determination of fair value of the assets, liabilities, and commitments which Seacoast, as the acquirer. The descriptions related to these preliminary adjustments are as follows.

Balance Sheet –

a	Loans	-15,096
b	Allowance for Loan Losses	5,550
	Net Loans	-9,546
a	Bank Premises & Equipment	-9,886
a	Goodwill	-50,339
a	Deposit Base Intangible	4,807
a	OREO	-655
a	Other Assets	6,344
c	Junior Sub Debt	3,608
d	Preferred Stock	15
d	Common Stock	126
e		-703
d	Additional Paid-In Capital	135,286
e		-76,085
d	Accumulated Deficit	-3,413
d	Accumulated Other
	Comprehensive Income	441

Footnotes
a	To record estimated fair value of assets acquired in the merger
b	To remove acquired allowance for loan losses
c	To record estimated fair value adjustment for sub debt assumed
d	To remove BANKshares equity at acquisition
e	To record common stock issued in acquisition

Income Statements – Pro Forma Adjustments

		Six months ending June 30, 2014
a	Interest and Fees on Loans	300
b	Provision for Loan Losses	200
c	Noninterest Expenses	-2,750
d	Reduced Depreciation	-100
e	Amortization of Core Deposit Intangible	576
f	Provision for Income Taxes	912

Footnotes

a	Estimated interest accretion on loans acquired
b	Estimated additional provision for loan losses
c	Estimated cost savings to be implemented
d	Reduced depreciation
e	Amortization of core deposit intangible
f	Estimated tax provision

(d)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of April 24, 2014, by and among Seacoast, SNB, BANKshares and BankFIRST (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K, as filed on April 28, 2014).

23.1	Consent of Hacker, Johnson & Smith PA, Independent Registered Public Accounting Firm for The BANKshares, Inc.

99.1	Audited consolidated financial statements of The BANKshares, Inc. comprised of the consolidated balance sheets at December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity and 2013, 2012 cash flows for the years then ended, and the notes related thereto. (Audited consolidated financial statements of The BANKshares, Inc. at December 31, 2013 and 2012 included in the Company’s Registration Statement on Form S-4, filed on June 6, 2014, as amended.)

99.2

Unaudited condensed consolidated financial statements of The BANKshares, Inc. comprised of the consolidated balance sheet at March 31, 2014 and the related condensed consolidated statement of operations, comprehensive income and cash flows for the three-month period ended March 31, 2014 and March 31, 2013 and the notes related thereto (included in the Company’s Registration Statement on Form S-4, filed on June 6, 2014, as amended).

99.3	Unaudited condensed consolidated financial statements of The BANKshares, Inc. comprised of the consolidated balance sheet at June 30, 2014 and the related condensed consolidated statements of operations, and comprehensive income for the three and six months ended June 30, 2014 and 2013 and the statements of cash flows for the six-month period ended June 30, 2014 and 2013 and the notes related thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACOAST BANKING CORPORATION OF FLORIDA

By:	/s/ William R. Hahl
William R. Hahl
Executive Vice President & Chief Financial Officer

Date: December 4, 2014

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of April 24, 2014, by and among Seacoast, SNB, BANKshares and BankFIRST (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K, as filed on April 28, 2014).

23.1	Consent of Hacker, Johnson & Smith PA, Independent Registered Public Accounting Firm for The BANKshares, Inc.

99.1	Audited consolidated financial statements of The BANKshares, Inc. comprised of the consolidated balance sheets at December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity and 2013, 2012 cash flows for the years then ended, and the notes related thereto. (Audited consolidated financial statements of The BANKshares, Inc. at December 31, 2013 and 2012 included in the Company’s Registration Statement on Form S-4, filed on June 6, 2014, as amended.)

99.2

Unaudited condensed consolidated financial statements of The BANKshares, Inc. comprised of the consolidated balance sheet at March 31, 2014 and the related condensed consolidated statement of operations, comprehensive income and cash flows for the three-month period ended March 31, 2014 and March 31, 2013 and the notes related thereto (included in the Company’s Registration Statement on Form S-4, filed on June 6, 2014, as amended).

99.3	Unaudited condensed consolidated financial statements of The BANKshares, Inc. comprised of the consolidated balance sheet at June 30, 2014 and the related condensed consolidated statements of operations, and comprehensive income for the three and six months ended June 30, 2014 and 2013 and the statements of cash flows for the six-month period ended June 30, 2014 and 2013 and the notes related thereto.